EXHIBIT 10.15

LICENSE AGREEMENT

This agreement, entered into effective as of December 30, 2000, by and between Proteo, Inc., a Nevada Corporation having its principal place of business at 2775 Mesa Verde Drive East, #F101, Costa Mesa, California 92626 (hereinafter the "Licensee"), and Professor Dr. med. Oliver Wiedow, MD, living at Forstweg 55, D-24105 Kiel, Germany,(hereinafter the "Licensor").

WITNESSETH:

WHEREAS, Licensor is the owner, co-inventor and/or licensee of several patents and patent rights (the “Patents”) and related technologies as described in the patents referred to in Exhibit “A”;

WHERAS, Licensee wishes to obtain an exclusive license worldwide under these patents, patent rights and technologies;

WHERAS; Licensor is willing to grant an exclusive, royalty-bearing license under this patents, patents rights and technologies.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

ARTICLE 1                      DEFINITIONS

1.1           Technology Rights   “Technology Rights” shall mean patents granted, patents pending and patent applications listed in Exhibit “A”, or as later amended by written agreement of the parties, and related technologies, including but not limited to alterations, improvements or new technologies derived from or based on all or part of such technologies.

1.2           Product   “Products” shall mean any product, raw material or other services (including but not limited to licenses or other rights granted) based on “Technology Rights”.

1.3           Subsidiary    “Subsidiary” shall mean any person or other legal entity which, directly or indirectly, is controlled by either party, where control shall mean the (direct or indirect) power to vote more than 50 % of the voting shares, general partnership interests or other voting interest of a person or legal entity.

1.4           Knowledge    “Knowledge” shall mean actual knowledge, after reasonable investigation.

ARTICLE 2                      License Grant

2.1           License    Licensor herby grants to the Licensee the exclusive right and license under the Technology Rights to develop, manufacture, test, sell and service any of the Products world wide (the “License Rights”). Without the prior written consent of Licensor, the License Rights shall not be assignable and Licensee shall not be entitled to grant sublicenses.

2.2           Alteration  Licensee shall be entitled to alter, to amend, to modify or develop further such Products under Technology Rights and any portion thereof.
2.3           Knowledge  Licensee confirms that it has Knowledge with respect to each patent and patent application as listed in Exhibit “A”, and has Knowledge and is aware of the Patent Assignment as of 4/10/1999 between Licensor and Zeneca Ltd. And acknowledges to be bound to any and all of Licensor’s obligations thereunder.

ARTICLE 3                      LICENSING FEES AND ROYALTIES

3.1           Licensing Fee  Licensee shall pay to Licensor a license fee of 110,000 € per year for a term of six years, payable in quarterly installments of 27,000 €. The first installment shall fall due on April 1, 2001, each following installment shall fall due within 10 days after the end of each quarter. The last installment shall be due January 10, 2007. Any such installment of Licensing Fees shall be reduced by the amount equivalent to any Royalties (as defined in 3.2), and by the amount equivalent to 50% of any salary, or other professional fee with respect to the Technology Rights, which Licensor receives from Licensee or its Subsidiaries during the same period.

3.2           Royalties   Licensee shall pay to Licensor running royalties in the amount of 3% of gross revenues earned with Products based on the Technology Rights by Licensee or Licensee’s Subsidiaries. Royalties shall be paid for each quarter falling due within forty-five (45) days after the end of each quarter.

3.3           Other payments    If Licensee assigns the License Rights or any portion thereof to any third party (where third party shall include any Subsidiaries of Licensee) with prior written consent of Licensor, Licensor shall be entitled to a maximum of 25% of such payments, which Licensee receives with respect to such assignment or to which Licensee is entitled, in each case regardless of Licensee’s gross revenues (“lump sum”).

3.4           Accounting and Audit   With respect to the running royalties set forth above, Licensee shall keep full, clear and accurate records and accounts for sales of Products based on the Technology Rights subject to royalty for a period of three (3) years. Licensor shall have the right through a certified public accountant appointed by Licensor to audit, not more than once in each calendar year and during normal business hours, all such records and accounts to the extent necessary to verify that no underpayment has been made by Licensee hereunder. Such audit shall be conducted at Licensor’s own expense, provided that if any discrepancy or error exceeding five percent (5%) of the money actually due is found through the audit, the cost of the audit shall be born by the Licensee.

3.5           Third Party Royalties   Licensee shall also pay all license fees and royalties to which Licensor is obliged to any third party under the Patent Assignment as of 4/10/1999 between Licensor and Zeneca Ltd. or any applicable law.

3.6.           Maintenance and No-Contest   Licensee shall obliged to maintain, enforce and defend the License Rights any of the Patents and related intellectual property rights at its own costs. Throughout the duration of this License Agreement, Licensee shall neither challenge the validity of the Technology Rights nor support third parties in such challenge.

3.7.           New patents   Any new patents based on claims of existing patents and patent applications shall be enforced on behalf and in the name of the Licensor at the expenses of the Licensee. Such new patent shall be covered by this agreement.

ARTICLE 4                      CONFIDENTIAL INFORMATION

Neither party shall disclose any confidential information received by the other party without the prior written consent of such party.

ARTICLE 5                      WARRANTY

Licensor represents and warrants to the Licensee that the Licensor, otherwise than disclosed herein: (i) is not aware of any third parties rights, title, and interest in the Technology Rights, (ii) has not assigned transferred, licensed, pledged or otherwise encumbered the Technology Rights or agreed to do so, (iii) has full power and authority to enter into this Agreement as provided in Section 2, (iv) is not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) by the Technology Rights and (v) is not aware of violation of employer rights.

Licensor undertakes no liability for (i) the patentability or validity of any claims of any existing patents or patent application relating to the Technology Rights (ii) the commercial exploitability of the Technology Rights and (iii) the readiness of Technology Rights for manufacturing or plant use purposes.

Any claims of Licensee against Licensor for breach of representations or warranties hereunder or any other claims, licensor may have under or in the context of this Licensee Agreement shall not exceed the amount of royalties paid under this License Agreement by Licensee to Licensor.

ARTICLE 6                      FURTHER ASSURANCES; MORAL RIGHTS;

6.1           Assurances    Licensor agrees to assist the Licensee in every legal way to evidence, record and perfect the Section 2 License Rights and defend the License Rights, provided, however, that the Licensor will be held harmless from any costs, expenses and liabilities which might occur thereof.

6.2           Moral Rights   To this extent allowed by applicable laws, Section 2 includes the rights to make use of all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights”, “artist’s rights”, “droit moral” or the like (collectively the “Moral Rights”) as defined hereinafter. Licensor hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by the Licensee against third Parties; Licensor agrees not to assert any Moral Rights with respect thereto unless agreed to by and between the Parties of this License Agreement. Licensor will conform any such ratification, consents and agreements from time to time as requested by the Licensee.

ARTICLE 7                      COMPETITION; FURTHER COOPRATION

7.1           Competition  Licensor will not engage in any competition, or cooperate with or participate in any competitor with respect to the Technology Rights. However, any shareholding that does not grant the power to control any competitor, shall not be deemed as such participation, where power to control shall mean the (direct or indirect) power to vote more than 50% of voting shares, general partnership interests or other voting interests of a person or legal entity.

7.2           Further Cooperation  Licensor will provide Licensee any information and data necessary, which are available to Licensor, to maintain and develop the assigned Technology Rights, provided, however, that Licensor will be held harmless from any costs, expenses and liabilities which might occur thereof.

ARTICLE 8                      TERM AND TERMINATION

8.1           Term     This Agreement shall remain in effect for thirty (30) years.

8.2           Termination    In the event of a material breach of this Agreement by one party hereto, and if such breach is not corrected within ninety (90) days after written notice complaining thereof is received by such party, the other party may terminate this Agreement forthwith by written notice to that effect to such party.

8.3           Termination by Licensor    Licensor shall also have the right to terminate this Agreement forthwith by giving written notice of termination to the Licensee within ninety (90) days upon after (i) the filing by Licensee of a petition in bankruptcy or insolvency, (ii) any adjudication that Licensee is bankrupt or insolvent, (iii) the filing by Licensee of any legal action or document seeking reorganization, readjustment or arrangement of Licensee’s business under any law relating to bankruptcy or insolvency, (iv) the appointment of receiver for all or substantially all of the property of Licensee, (v) the making of Licensee of any material assignment for the benefit of creditors,(vi) the institution of any proceedings for the liquidation or winding up of Licensee’s business or for the termination of its corporate charter or (vii) the assignment to third party of all or substantially all of the assets of Licensee (viii) the Licensee shall discontinue development and marketing of Products based upon the Technology Rights finally, (ix) the Licensee shall not use reasonable efforts to develop and market Products based upon the Technology Rights for a term no less than six (6) months, (x) Licensee is or becomes unable to rise sufficient funds to finance the development and marketing of such Products for a period no less than six (6) months or (xi) Licensee is coming or threatened to come under the control of any Licensee’s competitors.

After any termination – to extent permitted by applicable law, Licensee shall return all documents, information and data received by Licensor and shall immediately cease to develop, manufacture or sell Products.

ARTICLE 9                      TRANSFER OF RIGHTS

This Agreement, or any of the rights, titles and interests provided hereunder, are not assignable or transferable by either party without the prior written consent of the other party; any attempt to do so shall be void.

ARTICLE 10                                NOTICE

All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other party).

If to Licensee:       Proteo, Inc.
                                2775 Mesa Verde Drive East, #F101
                                Costa Mesa, CA 92626, USA
                                Fax: +1 (714) 979-7080

If to Licensor:        Prof. Dr. med. Oliver Wiedow
                                 Forstweg 55
                                 D-24105 Kiel
                                 Germany
                                  Fax: +49 (0)431-8888463

ARITCLE 11                                 GOVERNING LAW; LITIGATION

11.1           Governing Law  This Agreement shall be construed under the laws of the Federal Republic of Germany.

11.2           Litigation  Any dispute, controversy or claim arising out of, or relating to this Agreement, or the termination or validity thereof shall be settled through bona fide negotiations between the parties, but should the parties be unable to resolve such disputes then the matter shall be referred to proceed to litigation at the appropriate court in Kiel, Germany.

ARTICLE 12                                MISCELLANEOUS

12.1           Exclusive Agreement    This document and those other documents referenced herein and made a part hereto as Exhibits or Amendments, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede any and all prior agreements whether in writing or verbal, and neither of the parties is relying upon warranties, representations, or inducements not expressly set forth herein.

12.2           Representation   Neither party shall not act as an agent of the other party or make any representation on behalf of the other party, if not agreed otherwise from time to time.

12.3           Alteration   The provisions of this Agreement shall not be waived, altered, modified, amended or repealed, in whole or in part, unless by instruments in writing, which expressly refers to this Agreement, duly executed by the parties hereto.

12.4           Validity   If any term or condition of this Agreement is null and void or will become null and void during its course, then the validity and effectiveness of all other terms and conditions shall not be impaired thereby. In such event, invalid terms or conditions shall be suitable amended to maintain the economic intention of the parties hereto. All terms and conditions of this Agreement shall be deemed to be separable. The failure of a Party to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and entered into as of the date first above written

LICENSOR:

 Prof. Dr. med. Oliver Wiedow

By: /s/ Oliver Wiedow
Oliver Wiedow

LICENSEE:

 PROTEO, Inc.
A Nevada Corporation

By: /s/ Joerg Alte
Joerg Alte, President

EXHIBIT A

Patent Number	Country	Status

0402068	Europe	Granted Patent
Austria
Belgium
Switzerland
Liechtenstein
Germany
Denmark
Spain
France
United Kingdom
Greece
Italy
Luxembourg
Netherlands
Sweden

5464822	USA	Granted Patent
08/427170	USA	Patent Application
636148	Australia	Granted Patent
2018592	Canada	Patent Application
902880	Finland	Patent Application
70520	Ireland	Granted Patent
94602	Israel	Granted Patent
148816/90	Japan	Patent Application
177716	Norway	Granted Patent
233974	New Zealand	Granted Patent
94326	Portugal	Granted Patent
90/4461	South Africa	Granted Patent